Exhibit 3.2

BY-LAWS

of

SAVVIS, INC.

ARTICLE I

MEETINGS OF STOCKHOLDERS

Section 1.1 Place of Meeting and Notice. Meetings of the stockholders of SAVVIS, Inc. (the “Corporation”) shall be held at such place either within or without the State of Delaware as the board of directors of the Corporation (the “Board of Directors”) may determine.

Section 1.2 Annual and Special Meetings. Annual meetings of stockholders shall be held, at a date, time and place fixed by the Board of Directors and stated in the notice of meeting, to elect a Board of Directors and to transact such other business as may properly come before the meeting. Special meetings of the stockholders may be called by the President for any purpose and shall be called by the President or Secretary if directed by the Board of Directors or requested in writing by the holders of not less than 50% of the common stock of the Corporation. Each such stockholder request shall state the purpose of the proposed meeting.

Section 1.3 Notice. Except as otherwise provided by law, at least 10 and no more than 60 days before each meeting of stockholders, written notice of the time, date and place of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given to each stockholder.

Section 1.4 Quorum. At any meeting of stockholders, the holders of record, present in person or by proxy, of a majority of the Corporation’s issued and outstanding common stock shall constitute a quorum for the transaction of business, except as otherwise provided by law. In the absence of a quorum, any officer entitled to preside at or to act as secretary of the meeting shall have power to adjourn the meeting from time to time until a quorum is present.

Section 1.5 Voting. Except as otherwise provided by law, all matters submitted to a meeting of stockholders shall be decided by vote of the holders of record, present in person or by proxy, of a majority of the Corporation’s issued and outstanding common stock.

Section 1.6 Action Without Meeting. Unless otherwise provided by the Certificate of Incorporation of the Corporation, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE II

DIRECTORS

Section 2.1 Number, Election and Removal of Directors. The number of Directors that shall constitute the Board of Directors shall not be less than one nor more than eight. The initial Board of Directors shall consist of one director. Thereafter, within the limits specified above, the number of Directors shall be determined from time to time by the Board of Directors or the stockholders. The Directors shall be elected by stockholders at their annual meeting. Vacancies and newly created directorships resulting from any increase in the number of Directors may be filled by a majority of the Directors then in office, although less than a quorum, or by the sole remaining Director or by the stockholders. A Director may be removed with or without cause by the stockholders. If the office of any director becomes vacant and there are no remaining directors, the stockholders, by the affirmative vote of the holders of shares constituting a majority of the voting power of the Corporation, at a special meeting called for such purpose, may appoint any qualified person to fill such vacancy.

Section 2.2 Meetings. Regular meetings of the Board of Directors shall be held at such times and places as may from time to time be fixed by the Board of Directors or as may be specified in a notice of meeting.

Section 2.3 Quorum. As of any particular date, a majority of the total number of Directors then in office shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board of Directors, the Directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until such a quorum is present. Except as otherwise provided by law, the Certificate of Incorporation of the Corporation, these By-Laws or any contract or agreement to which the Corporation is a party, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board of Directors.

Section 2.4 Committees. The Board of Directors may, by resolution adopted by a majority of the whole Board, designate one or more committees, to have and exercise such power and authority as the Board of Directors shall specify. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another Director to act at the absent or disqualified member.

Section 2.5 Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if a written consent thereto is signed by all members of the Board of Directors or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or such committee.

ARTICLE III

OFFICERS

The officers of the Corporation shall consist of a President, a Secretary and such other additional officers with such title as the Board of Directors shall determine, all of which shall be chosen by and shall serve at the pleasure of the Board of Directors. Such officers shall have the usual powers and shall perform all the usual duties incident to their respective offices. All officers shall be subject to the supervision and direction of the Board of Directors. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors with or without cause.

ARTICLE IV

GENERAL PROVISIONS

Section 4.1 Notices. Whenever any statute, the Certificate of Incorporation or these By-Laws require notice to be given to any Director or stockholder, such notice may be given in writing by mail, addressed to such Director or stockholder at his address as it appears in the records of the Corporation, with postage thereon prepaid. Such notice shall be deemed to have been given when it is deposited in the United State mail. Notice to Directors may also be given by telegram.

Section 4.2 Fiscal Year. The fiscal year of the Corporation shall be the calendar year.

Section 4.3 Form and Signatures. Shares of the Corporation may but need not be represented by certificates. Any certificates evidencing shares of the Corporation shall be signed by the President, the Secretary or an or any other officer authorized by a resolution of the Board of Directors, and may but need not be sealed by the seal of the Corporation or a facsimile thereof. The signatures of the officers upon a certificate may be facsimiles.

Section 4.4 Transfer of Shares. Assignment or transfer of shares of the Corporation shall be made only on the books of the Corporation, and any assignment or transfer shall be made at the direction of the holder of record thereof or by the legal representative of the holder of record.

ARTICLE V

AMENDMENTS

These bylaws may be amended or repealed by the Board of Directors or the stockholders of the Corporation.

*        *        *         *        *